Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76817, 333-72841, and 333-41863) and Form S-3 (No. 333-112464) of Mechanical Technology Incorporated of our report dated April 29, 2005, relating to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Albany, New York

April 29, 2005